EXHIBIT 99.1

July 27, 2020 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2020, of $2,263,000 compared to $3,079,000 earned for the second quarter of 2019.   Earnings per share for the second quarter of 2020 were $.47 compared to $.65 for the prior year second quarter.  For the six months ended June 30, 2020, net income totaled $3,265,000 compared to $4,272,000 for the same period the prior year.  Earnings per share were $.68 for the first six months of 2020 versus $.90 for the first six months of 2019.  Return on average assets and return on average equity were .62 percent and 5.07 percent, respectively, for the first half of 2020, compared to .83 percent and 7.20 percent, respectively, for the same period in the prior year.

Ohio Valley Banc Corp. Chairman and CEO Tom Wiseman said, “As everyone knows, this year has certainly not been short of challenges.  Ohio Valley Banc Corp.’s subsidiaries have worked to minimize the impact of the economic downturn and consumer shifts suddenly brought on by the pandemic.  While much is still unknown about the lasting effects of these circumstances, know that Ohio Valley Bank and Loan Central will remain steadfast resources for its communities in the days to come.”

For the second quarter of 2020, net interest income decreased $858,000, and for the six months ended June 30, 2020, net interest income decreased $2,241,000 from the same respective periods last year.  Impacting net interest income was the decrease in net interest margin in relation to the decrease in market rates.  The Federal Reserve reduced interest rates by 75 basis points during the second half of 2019 and another 150 basis points in March of 2020, which contributed to a greater decrease in yield on earning assets than the average cost on interest-bearing liabilities.  This trend was partly due to interest rates on deposits lagging the decrease in general market rates and certain deposits already being at or near their interest rate floor, which limited the Company’s ability to reduce deposit costs to the same magnitude as experienced on earning assets.  For the six months ended June 30, 2020, the net interest margin was 4.13 percent, compared to 4.66 percent for the same period the prior year.  Also contributing to lower net interest income was the change in the Company’s business model for Loan Central’s assessment of fees for tax refund advance loans.  Starting in 2020, Loan Central changed from only assessing loan fees for the tax refund loan to primarily assessing a fee for preparing the tax return in combination with a reduced loan fee.  This fundamental change in the fee structure was imposed upon the Company in order to comply with new regulations.  As a result, tax refund advance loan fees for the first half of 2020 decreased $728,000 from the same period last year.  The reduction in tax refund advance fees lowered the net interest margin 15 basis points for the first half of 2020.  The fee income for tax preparation services was recorded as noninterest income and is discussed below.

For the three months ended June 30, 2020, the provision for loan losses increased $413,000, and for the six months ended June 30, 2020, the provision for loan losses increased $1,882,000, from the same respective periods in 2019.  For the three months ended June 30, 2020, the negative provision for loan loss expense of $393,000 was primarily related to the reduction in specific allocations on collateral dependent impaired loans of $854,000.  This was partially offset by net loan charge-offs of $355,000 and an increase in certain economic risk factors contributing to higher general reserves.  For the six months ended June 30, 2020, the provision for loan losses incurred of $3,453,000 was primarily related to net loan charge-offs of $1,745,000 and an increase in general reserves related to the establishment of an economic risk factor for the coronavirus pandemic.  Based on declining economic conditions and increasing unemployment levels, management increased general reserves $2,185,000 to reflect higher anticipated losses due to the expected financial impact of the coronavirus on customers.  In association with this higher risk factor, the allowance for loan losses increased to .96 percent of total loans at June 30, 2020 compared to .81 percent at December 31, 2019.  The ratio of nonperforming loans to total loans was 1.00 percent at June 30, 2020 compared to 1.30 percent at December 31, 2019.

For the three months ended June 30, 2020, noninterest income totaled $2,249,000, an increase of $246,000 from the same period last year.  The increase was due to mortgage banking income, which increased $353,000 from the second quarter of last year in relation to the heightened volume of mortgages being refinanced.  Partially offsetting this increase was service charges on deposit accounts, which decreased $184,000 due to lower overdraft fees.  Noninterest income totaled $6,691,000 for the six months ended June 30, 2020, an increase of $2,842,000 from the same period last year that was primarily related to receipt of a $2,000,000 settlement payment.  The settlement payment was paid to the Bank as part of a settlement agreement signed during the first quarter of 2020.  The settlement agreement related to the previously disclosed litigation the Bank had filed against a third-party tax software product provider for early termination of its tax processing contract.  Further contributing to the increase was the Company’s change in its business model for assessing fees on tax refund advance loans.  By primarily charging for the tax preparation services, the Company recorded $634,000 in tax preparation fee income during the first half of 2020.  In addition, for the first half of 2020, mortgage banking income increased $374,000, which was partially offset by service charges on deposit accounts, which decreased $194,000, respectively, from the same period last year.

For the three months ended June 30, 2020, noninterest expense totaled $9,602,000, a decrease of $189,000 from the same period last year.  For the six months ended June 30, 2020, noninterest expense totaled $19,121,000, a decrease of $238,000 from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $101,000 as compared to the second quarter of 2019 and decreased $182,000 as compared to the first half of 2019.  The decrease was primarily related to the expense savings associated with a lower number of employees from the sale of two branches in December 2019 and the voluntary early retirement program that was completed during the fourth quarter of 2019.  Further contributing to lower noninterest expense was professional fees.  For the three months and six months ended June 30, 2020, professional fees decreased $216,000 and $290,000, respectively, from the same periods last year.  The decrease was in relation to lower litigation related legal fees and to accounting fees.  Partially offsetting the expense reductions above was an increase in data processing, which increased $150,000 from the prior year second quarter and increased $214,000 from the first half of 2019.  The increase was primarily due to costs associated with the platform used to facilitate Paycheck Protection Program (PPP) loans, credit card processing and website maintenance costs.

The Company’s total assets at June 30, 2020 were $1.103 billion, an increase of $90 million from December 31, 2019.  The increase in assets was related to a $58 million increase in loans, a $16 million increase in cash and cash equivalents and a $9 million increase in securities.  The growth in loans occurred primarily in the commercial segment, which was partially related to the origination of $34 million in PPP loans.  The PPP loans are guaranteed by the SBA and have a minimal impact on the allowance for loan losses.  The increase in cash and cash equivalents and securities was related to the investment of the heightened deposit balances received during the first half of the year.  At June 30, 2020, total deposits had increased $90 million, or 11 percent, from year end in relation to customers receiving stimulus funds and their desire to preserve cash during this uncertain economic environment.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; (iii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis;  (iv) the effects of various governmental responses to the COVID-19 pandemic; (v) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (vi) competitive pressures;  (vii) fluctuations in interest rates; (viii) the level of defaults and prepayment on loans made by the Company; (ix) unanticipated litigation, claims, or assessments; (x) fluctuations in the cost of obtaining funds to make loans; (xi) regulatory changes; (xii) and other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
PER SHARE DATA
Earnings per share	$0.47	$0.65	$0.68	$0.90
Dividends per share	$0.21	$0.21	$0.42	$0.42
Book value per share	$27.53	$25.99	$27.53	$25.99
Dividend payout ratio (a)	44.43%	32.45%	61.59%	46.69%
Weighted average shares outstanding	4,787,446	4,763,858	4,787,446	4,756,209

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$154	$179
Dividends reinvested under
dividend reinvestment plan (c)	$372	$370	$744	$721

PERFORMANCE RATIOS
Return on average equity	6.97%	10.22%	5.07%	7.20%
Return on average assets	0.83%	1.19%	0.62%	0.83%
Net interest margin (d)	3.94%	4.43%	4.13%	4.66%
Efficiency ratio (e)	79.01%	76.72%	71.60%	74.17%
Average earning assets (in 000's)	$1,011,694	$973,524	$973,851	$963,485

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$10,639	$11,302	$21,512	$23,214
Interest and dividends on securities	742	856	1,492	1,683
Interest on interest-bearing deposits with banks	18	325	180	644
Total interest income	11,399	12,483	23,184	25,541
Interest expense:
Deposits	1,367	1,512	2,876	2,854
Borrowings	237	318	509	647
Total interest expense	1,604	1,830	3,385	3,501
Net interest income	9,795	10,653	19,799	22,040
Provision for (recovery of) loan losses	(393)	(806)	3,453	1,571
Noninterest income:
Service charges on deposit accounts	333	517	826	1,020
Trust fees	61	72	129	136
Income from bank owned life insurance and
annuity assets	192	177	409	355
Mortgage banking income	431	78	521	147
Debit / credit card interchange income	930	972	1,873	1,886
Gain (loss) on other real estate owned	18	14	(83)	14
Tax preparation fees	19	----	634	----
Litigation settlement	0	----	2,000	----
Other	265	173	382	291
Total noninterest income	2,249	2,003	6,691	3,849
Noninterest expense:
Salaries and employee benefits	5,426	5,527	10,881	11,063
Occupancy	449	438	881	891
Furniture and equipment	278	270	540	533
Professional fees	473	689	1,071	1,361
Marketing expense	293	270	561	540
FDIC insurance	24	110	24	113
Data processing	704	554	1,303	1,089
Software	412	427	793	838
Foreclosed assets	36	19	79	125
Amortization of intangibles	17	31	34	62
Other	1,490	1,456	2,954	2,744
Total noninterest expense	9,602	9,791	19,121	19,359
Income before income taxes	2,835	3,671	3,916	4,959
Income taxes	572	592	651	687
NET INCOME	$2,263	$3,079	$3,265	$4,272

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31
	2020	2019
ASSETS
Cash and noninterest-bearing deposits with banks	$13,388	$12,812
Interest-bearing deposits with banks	54,863	39,544
Total cash and cash equivalents	68,251	52,356
Certificates of deposit in financial institutions	2,323	2,360
Securities available for sale	114,987	105,318
Securities held to maturity (estimated fair value: 2020 - $12,134; 2019 - $12,404)	11,769	12,033
Restricted investments in bank stocks	7,506	7,506
Total loans	830,832	772,774
Less: Allowance for loan losses	(7,981)	(6,272)
Net loans	822,851	766,502
Premises and equipment, net	21,436	19,217
Premises and equipment held for sale, net	645	653
Other real estate owned	226	540
Accrued interest receivable	3,537	2,564
Goodwill	7,319	7,319
Other intangible assets, net	140	174
Bank owned life insurance and annuity assets	35,588	30,596
Operating lease right-of-use asset, net	955	1,053
Other assets	5,462	5,081
Total assets	$1,102,995	$1,013,272

LIABILITIES
Noninterest-bearing deposits	$266,840	$222,607
Interest-bearing deposits	645,007	598,864
Total deposits	911,847	821,471
Other borrowed funds	30,110	33,991
Subordinated debentures	8,500	8,500
Operating lease liability	955	1,053
Accrued liabilities	19,762	20,078
Total liabilities	971,174	885,093

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2020 - 5,447,185 shares issued; 2019 - 5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	88,006	86,751
Accumulated other comprehensive income	2,915	528
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	131,821	128,179
Total liabilities and shareholders' equity	$1,102,995	$1,013,272